Exhibit 99.1

Gener8 Maritime, Inc. Announces Fourth Quarter 2016 Financial Results

New York, NY, March 13, 2017 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three and twelve months ended December 31, 2016.

Highlights

•                  Recorded net income of $5.8 million, or $0.07 basic and diluted earnings per share, for the three months ended December 31, 2016, compared to $45.5 million or $0.55 basic and diluted earnings per share for the same period in the prior year.  Recorded adjusted net income of $20.1 million, or $0.24 basic and diluted adjusted earnings per share, for the three months ended December 31, 2016, compared to $47.7 million or $0.58 basic and diluted earnings per share for the same period in the prior year.

•                  Increased vessel operating days by 52.0% to 3,533 in the three months ended December 31, 2016 compared to 2,319 in the same period in the prior year.  Increased “ECO” VLCC operating days to 77% of VLCC operating days in the three months ended December 31, 2016, compared to 29% in the same period in the prior year.

•                  Increased full fleet “ECO” operating days to 43% in the three months ended December 31, 2016, compared to 9% in the same period in the prior year.

•                  Took delivery of five “ECO” newbuilding VLCCs since the end of the third quarter of 2016. The Gener8 Miltiades, the Gener8 Noble and the Gener8 Theseus were delivered during the fourth quarter of 2016, and the Gener8 Hector and the Gener8 Ethos were delivered subsequent to the end of the quarter.

•                  Sold the 2000-built Suezmax tanker Gener8 Spyridon in December 2016 for net proceeds of $1.8 million after prepaying $11.7 million of associated debt.

•                  Sold the 2003-built VLCC tanker Gener8 Ulysses in February 2017 for net proceeds of $10.2 million after prepaying $20.0 million of associated debt.

“As we continue to receive vessels from our newbuilding program, it becomes increasingly apparent that a two-tier market exists favoring modern, “ECO” vessels.  For the second consecutive quarter, our “ECO” VLCCs earned between 10% and 15% more on an average daily TCE basis than our non-”ECO” VLCCs,” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime.  “We continued to increase the modernity of our fleet with the delivery of three “ECO” VLCCs in the fourth quarter and two “ECO” VLCCs to date in the first quarter of 2017 and the sale of two older vessels during the same periods.  Following the completion of our newbuilding program expected this year and assuming no further changes to our fleet, the DWT-weighted average age of our fleet will be 4.9 years, and our VLCCs will have an average age of just 2.7 years, giving us the youngest and most modern VLCC fleet among our public company peers.  Marine fuel prices have been steadily increasing over the last year, highlighting the fuel efficiency of our “ECO” design vessels, which have quickly become a significant driver of the favorable TCE rates we have been able to achieve in a relatively weak rate environment.  We believe this advantage will become more pronounced over time.”

Leo Vrondissis, Chief Financial Officer, added, “Following the delivery of the Gener8 Ethos on March 9, 2017, 20 of the 21 “ECO” VLCCs from our newbuilding program have been delivered. Based on recent valuations, the remaining payment due on the final newbuilding VLCC is expected to be fully covered through available borrowings. Additionally, in conjunction with the sales of the Gener8 Spyridon and Gener8 Ulysses we have prepaid $31.7 million of debt, which will have a positive effect on our average vessel breakeven rates going forward.”

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

	Three Months Ended		Year Ended
Gener8 Maritime Average Daily TCE Rates(1)	Dec-16	Dec-15	Dec-16	Dec-15
VLCC
Average Spot TCE Rate	$36,282	$57,637	$40,130	$50,953
Average Time Charter TC Rate	N/A	$37,459	$42,542	$36,839
SUEZMAX
Average Spot TCE Rate	$21,095	$36,861	$26,839	$35,964
Average Time Charter TC Rate	N/A	N/A	$0	$19,013
AFRAMAX
Average Spot TCE Rate	$14,028	$32,227	$18,036	$30,428
Average Time Charter TC Rate	N/A	N/A	N/A	N/A
PANAMAX
Average Spot TCE Rate	$7,194	$23,146	$13,304	$22,464
Average Time Charter TC Rate	N/A	N/A	N/A	N/A
HANDYMAX
Average Spot TCE Rate	N/A	$7,326	$4,610	$15,783
Average Time Charter TC Rate	N/A	N/A	N/A	N/A
FULL FLEET
Average Spot TCE Rate	$28,190	$40,456	$31,551	$37,019
Average Time Charter TC Rate	N/A	$37,459	$42,542	$32,458
FULL FLEET TCE Rate	$28,190	$40,236	$31,745	$36,590

(1)                                 Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.  Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

Fourth Quarter 2016 Results Summary

The Company recorded net income for the three months ended December 31, 2016 of $5.8 million, or $0.07 basic and diluted earnings per share, compared to net income of $45.5 million, or $0.55 basic and diluted earnings per share, for the prior year period.

Adjusted net income was $20.1 million, or $0.24 basic and diluted adjusted earnings per share, for the three months ended December 31, 2016, compared to adjusted net income of $47.7 million, or $0.58 basic and diluted adjusted income per share, for the three months ended December 31, 2015. The decrease in adjusted net income was primarily due to an increase in interest expense, net and depreciation and amortization expense during the three months ended December 31, 2016 compared to prior year period as a result of the delivery of 15 newbuilding vessels during the year ended December 31, 2016.

The average daily spot TCE rates obtained by the Company’s VLCC fleet, including its vessels that were deployed in the Navig8 pools, were $36,282 for the three months ended December 31, 2016 and $40,130 for the twelve months ended December 31, 2016. During the three months ended December 31, 2016, the Company’s “ECO” VLCC fleet earned an average daily TCE of $37,430, and the Company’s non-”ECO” VLCC fleet earned an average daily TCE of $32,419.  The average daily TCE rate obtained by the Company on a full-fleet basis was $28,190.

Net voyage revenue was $99.6 million for the three months ended December 31, 2016, substantially flat as compared to $100.7 million in the prior year period.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs, increased by $7.4 million, or 32.0%, to $30.3 million for the three months ended December 31, 2016 compared to $22.9 million for the prior year period. The increase in direct vessel operating expenses was primarily due to the increase by 11.2 vessels, or by 40.8%, in the average size of the Company’s fleet to 38.6 vessels for the three months ended December 31, 2016, as compared to 27.4 vessels for the prior year period.

Navig8 charterhire expenses decreased by $4.2 million, to ($0.2) million for the three months ended December 31, 2016 compared to $4.0 million for the prior year period. These charterhire expenses were related to the Nave Quasar, a vessel chartered-in, as a result of the 2015 merger. Navig8 charterhire expenses during the three months ended December 31, 2015 included profit share adjustments related to the profit share plan for the Nave Quasar. In March 2016, the time charter under which this vessel had been chartered-in expired, and the vessel was redelivered to its owner.

General and administrative expenses decreased by $2.6 million, or 32.0%, to $5.6 million during the three months ended December 31, 2016 compared to $8.2 million for the prior year period, primarily due to $2.2 million of lower legal and other professional fees relating to, among other things, the Company’s existing credit facilities during the three months ended December 31, 2016 as compared to the prior year period.

Adjusted EBITDA for the three months ended December 31, 2016 was $64.3 million, compared to $64.6 million for the prior year period. Please refer to the tables at the end of this press release for a reconciliation of adjusted EBITDA to net income.

Depreciation and amortization expenses increased by $12.6 million, or 90.3%, to $26.6 million during the three months ended December 31, 2016 compared to $14.0 million for the prior year period. Depreciation of vessel costs increased by $12.5 million, or 102.3%, to $24.6 million during the three months ended December 31, 2016 compared to $12.2 million for the prior year period. This increase was primarily due to an increase in the Company’s fleet size as its newbuilding vessels were delivered (the Company took delivery of 15 newbuilding vessels during the year ended December 31, 2016).

Loss on disposal of vessels, net increased by $13.4 million during the three months ended December 31, 2016 compared to $0.6 million for the prior year period, primarily due to losses associated with the sale of Gener8 Spyridon and the agreement to sell the Gener8 Ulysses.

Net interest expense increased by $13.5 million, to $18.3 million for the three months ended December 31, 2016 compared to $4.8 million for the prior year period. This increase was primarily attributable to a decrease in the capitalization of interest expense associated with vessel construction of $7.9 million, or 70.5%, to $3.3 million for the three months ended December 31, 2016 compared to $11.2 million for the prior year period, primarily as a result of deliveries of the VLCC newbuildings the Company acquired in 2015. Contributing to the increase in interest expense, net during the three months ended December 31, 2016 was an increase in interest expense associated with the Company’s credit facilities of $3.7 million, or 43.4%, to $12.4 million compared to $8.6 million for the prior year period, primarily due to an increase in the outstanding borrowings under these credit facilities and senior notes. The Company’s outstanding borrowings under its credit facilities and senior notes were $1.6 billion and $1.0 billion as of December 31, 2016 and 2015, respectively.

In addition, in May 2016, the Company entered into six interest rate swap transactions that effectively fix the interest rate on a portion of its outstanding variable rate debt to a range of fixed rates. During the three months ended December 31, 2016, the Company recorded $1.2 million related to interest rate swap settlements as net interest expense.

As of December 31, 2016, the Company’s cash balance was $94.7 million, compared to $157.5 million as of December 31, 2015. As of December 31, 2016, the Company’s net debt (calculated as total debt less cash, discounts and deferred financing costs) was $1.4 billion.

As of December 31, 2016, there were 82,960,194 shares of the Company’s common stock outstanding.

Full Year 2016 Results Summary

The Company recorded net income for the year ended December 31, 2016 of $67.3 million, or $0.81 basic and diluted earnings per share, compared to $129.6 million, or $2.06 basic and $2.05 diluted earnings per share, for the prior year period.

The Company recorded adjusted net income of $124.8 million, or $1.51 basic and diluted adjusted earnings per share for the year ended December 31, 2016, compared to an adjusted net income of $154.4 million or $2.46 basic and $2.45 diluted adjusted earnings per share for the prior year period. The large decrease in voyage expenses for the year ended December 31, 2016, compared to the prior year period is primarily resulted from the Company having transitioned the majority of its vessels into the Navig8 pools where voyage expenses are borne by the pool and netted out of monthly distributions.

Net voyage revenue increased by $57.5 million, or 17.2%, to $392.1 million for the year ended December 31, 2016 compared to $334.6 million for the prior year period. The increase in net voyage revenues was primarily attributable to the increase in the Company’s vessel operating days as a result of the deployment of 15 additional VLCC newbuilding vessels that were delivered during the year ended December 31, 2016.

Direct vessel operating expenses increased by $21.8 million, or 25.5%, to $107.3 million for the year ended December 31, 2016 compared to $85.5 million for the prior year period.  This increase was also primarily attributable to the increase in the Company’s vessel operating days.

Navig8 charterhire expenses decreased by $8.2 million, or 73.0%, to $3.1 million for the year ended December 31, 2016 compared to $11.3 million for the prior year period. In March 2016, the time charter under which the Nave Quasar, had been chartered-in expired and the vessel was redelivered to its owner.

General and administrative expenses decreased by $8.6 million, or 23.5%, to $27.8 million for the year ended December 31, 2016 compared to $36.4 million for the prior year period. This decrease was primarily due to a decrease in the stock-based compensation expense of $7.3 million during the year ended December 31, 2016 compared to the prior year period primarily attributable to expenses recorded in 2015 for the restricted stock units granted in connection with the Company’s initial public offering in 2015.

Adjusted EBITDA for the full year ended December 31, 2016 increased by $41.3 million, or 19.2%, to $256.5 million compared to $215.2 million for the prior year period.

Depreciation and amortization expenses increased by $39.6 million, or 83.3%, to $87.2 million for the year ended December 31, 2016 compared to $47.6 million for the prior year period. Depreciation of vessels costs increased by $37.5 million, or 90.1%, to $79.1 million for the year ended December 31, 2016 compared to $41.6 million for the prior year period. The increase in vessel depreciation and amortization of drydocking costs was primarily due to the increase in the Company’s fleet size and the additional drydocking costs incurred for the year ended December 31, 2016 as compared to the prior year period. The Company took delivery of 15 newbuilding vessels during the year ended December 31, 2016.

The Company recorded a goodwill impairment of $26.3 million during the year ended December 31, 2016. As a result of the goodwill impairment test performed, it was determined that the carrying value for each reporting unit was higher than its fair value and therefore goodwill was fully impaired, which resulted in a write-off of $23.3 million for the year ended December 31, 2016. Additionally, for the year ended December 31, 2016, in connection with the sale of the Genmar Victory and Genmar Vision, the Company wrote-off $3.0 million of related goodwill. During the year ended December 31, 2015, the Company recorded a loss of approximately $0.5 million related to the sale of the Gener8 Consul to reflect the difference between the fair value (less selling expenses) of the disposed vessel and its recorded value. The transaction closed in the first quarter of 2016.

Losses on disposal of vessels, net increased by $23.4 million to $24.2 million during the year ended December 31, 2016 compared to $0.8 million for the prior year period, primarily due to losses on the sale of the Genmar Victory, Genmar Vision, and Gener8 Spyridon, as well as the Gener8 Ulysses (which was recorded as assets held for sale as of December 31, 2016 and sold in February 2017). Additionally, during the year ended December 31, 2016, following the liquidation of foreign subsidiaries, the Company recorded a $0.8 million gain related to the write-off of the accumulated translation adjustment component of equity.

Interest expense, net increased by $33.6 million to $49.6 million during the year ended December 31, 2016 compared to $16.0 million for the prior year period. The increase was primarily attributable to the increase in interest expense associated with the Company’s credit facilities and senior notes of $11.0 million, or 38.5%, to $39.5 million compared to $28.5 million for the prior year period due to the increase in outstanding borrowings. The Company’s outstanding borrowings under its credit facilities and senior notes were $1.6 billion and $1.0 billion as of December 31, 2016 and 2015, respectively. Contributing to the increase in interest expense, net during the year ended December 31, 2016, was the reduction in capitalized interest of $7.6 million, or 21.5%, to $27.6 million compared to $35.2 million for the prior year period related to the capitalization of interest expense associated with vessels under construction. Capitalized interest results in a reduction of interest expense, net. The Company does not capitalize interest expense associated with the funding of its VLCC newbuildings after delivery of the vessels. Also contributing to the increase in interest expense, net were increases in amortization of deferred financing costs of $7.9 million to $11.3 million for the year ended December 31, 2016 compared to $3.4 million for the prior year period, and commitment fees of $2.5 million, or 91.7% to $5.2 million for the year ended December 31, 2016 compared to $2.7 million for prior year period. The Company incurred these additional deferred financing costs and commitment fees in connection with the Company’s entry into the Amended Sinosure Credit Facility and the Korean Export Credit Facility, which the Company has used to fund a portion of the remaining installment payments due under the acquired VLCC Newbuilding contracts. In addition, in May 2016, the Company entered into six interest rate swap transactions that effectively fix the interest rate on a portion of its outstanding variable rate debt to a range of fixed rates. During the year ended December 31, 2016, the Company recorded $2.7 million related to interest rate swaps settlements as interest expense, net.

During the year ended December 31, 2015, in connection with the consummation of the merger with Navig8 Crude Tankers and pursuant to an equity purchase agreement entered into in connection with the merger, the Company issued an aggregate of 483,970 shares to the commitment parties as a commitment premium as consideration for their purchase commitments under such agreement. The commitment to purchase the Company’s common stock by the commitment parties was terminated upon the consummation of the Company’s initial public offering, and the related expenses of $6.0 million, representing the value of the commitment premium as of the issuance date, were reflected as other financing costs. There were no such expenses in the current year period.

The Company recognized $0.7 million of earnings as other (expense) income, net during the year ended December 31, 2016 related to the impact of its interest rate swap agreements, entered in 2016. There were no such expenses in the prior year period.

Gener8 Maritime Fleet Profile (as of March 13, 2017)

Vessels on the Water

	Type	Vessel Name	DWT	Year Built	Employment

1	VLCC	Gener8 Ethos	298,991	2017	VL8 Pool
2	VLCC	Gener8 Hector	297,363	2017	VL8 Pool
3	VLCC	Gener8 Theseus	299,392	2016	VL8 Pool
4	VLCC	Gener8 Noble	298,991	2016	VL8 Pool
5	VLCC	Gener8 Miltiades	301,038	2016	VL8 Pool
6	VLCC	Gener8 Oceanus	299,011	2016	VL8 Pool
7	VLCC	Gener8 Perseus	299,392	2016	VL8 Pool
8	VLCC	Gener8 Macedon	298,991	2016	VL8 Pool
9	VLCC	Gener8 Chiotis	300,973	2016	VL8 Pool
10	VLCC	Gener8 Constantine	299,011	2016	VL8 Pool
11	VLCC	Gener8 Andriotis	301,014	2016	VL8 Pool
12	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
13	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
14	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
15	VLCC	Gener8 Nautilus	298,991	2016	VL8 Pool
16	VLCC	Gener8 Success	300,932	2016	VL8 Pool
17	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
18	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
19	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
20	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
21	VLCC	Genmar Zeus	318,325	2010	VL8 Pool
22	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
23	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
24	VLCC	Gener8 Poseidon	305,795	2002	VL8 Pool
25	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
26	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
27	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
28	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
29	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
30	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
31	Suezmax	Gener8 Orion	159,992	2002	Suez8 Pool
32	Suezmax	Gener8 Argus	159,999	2000	Suez8 Pool
33	Suezmax	Gener8 Horn	159,475	1999	Suez8 Pool
34	Suezmax	Gener8 Phoenix	153,015	1999	Suez8 Pool
35	Aframax	Gener8 Pericles	105,674	2003	V8 Pool
36	Aframax	Gener8 Daphne	106,560	2002	V8 Pool
37	Aframax	Gener8 Elektra	106,560	2002	V8 Pool
38	Aframax	Gener8 Defiance	105,538	2002	V8 Pool
39	Panamax	Gener8 Companion	72,749	2004	Spot
40	Panamax	Genmar Compatriot	72,749	2004	Spot
	Vessels on the Water Total		9,369,538

Newbuildings

	Type	Vessel Name	DWT	Yard	Delivery Date
1	VLCC	Gener8 Nestor	300,000	HAN	Jul-17

Financial Information

Consolidated Statements of Operations for the Three Months and Years ended December 31, 2016 and 2015

	For the Three Months		For the years
	Ended December 31,		Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
VOYAGE REVENUES:
Navig8 pool revenues	$97,929	$89,429	$368,889	$149,642
Time charter revenues	—	7,059	9,278	28,707
Spot charter revenues	4,432	6,272	26,455	251,584
Total voyage revenues	102,361	102,760	404,622	429,933
Voyage expenses	2,780	2,103	12,490	95,306
Net voyage revenues	99,581	100,657	392,132	334,627

OPERATING EXPENSES:
Direct vessel operating expenses	30,267	22,938	107,308	85,521
Navig8 charterhire expenses	(181)	4,037	3,059	11,324
General and administrative	5,604	8,235	27,844	36,379
Depreciation and amortization	26,569	13,962	87,191	47,572
Goodwill impairment	—	—	23,297	—
Loss on impairment of vessels held for sale	—	520	—	520
Goodwill write-off for sales of vessles	—	—	2,994	—
Loss on disposal of vessels, net	13,992	557	24,169	805
Closing of Portugal office	—	—	—	507
Total operating expenses	76,251	50,249	275,862	182,628

OPERATING (LOSS) INCOME	$23,330	$50,408	$116,270	$151,999

OTHER EXPENSES:
Interest expense, net	(18,272)	(4,849)	(49,627)	(15,982)
Other financing costs	1	(4)	(7)	(6,044)
Other income (expense), net	745	(34)	670	(404)
Total other expenses	(17,526)	(4,887)	(48,964)	(22,430)
NET (LOSS) INCOME	$5,804	$45,521	$67,306	$129,569

(LOSS) INCOME PER COMMON SHARE
Basic	$0.07	$0.55	$0.81	$2.06
Diluted	$0.07	$0.55	$0.81	$2.05

Selected Balance Sheet Data

BALANCE SHEET DATA, at end of period	December 31,	December 31,
(Dollars in thousands)	2016	2015

Cash & cash equivalents	$94,681	$157,535
Current assets, including cash	215,285	258,128
Total assets	2,992,669	2,389,746
Current liabilities, incl. current portion of LTD	216,566	268,615
Current portion of LTD	181,023	135,367
Total LTD, incl. current portion, excl. discount and deferred financing costs(1)	1,581,951	957,054
Shareholders’ equity	1,437,411	1,347,761

(1)   Please refer to the tables at the end of this release for a reconciliation to total long-term debt

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time and other items, as well as commitment fees. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered in isolation or used as alternatives to net income, operating income, cash flow from operating activity or any other indicator of the Company’s operating performance or liquidity required by GAAP. The Company’s presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income is intended to supplement investors’ understanding of its operating performance by providing information regarding its ongoing performance that exclude items the Company believes do not directly affect its core operations and enhancing the comparability of its ongoing performance across periods. The Company presents Adjusted EBITDA and Adjusted Net Income in addition to EBITDA and Net Income because Adjusted EBITDA and Adjusted Net Income eliminate the impact of additional non-cash, one-time and other items not associated with the ongoing performance of its core operations, including charges associated with stock-based compensation, gains and losses on the sale of vessels and costs associated with its financing activities, that the Company believes further reduce the comparability of the ongoing performance of its core operations across periods. The Company’s management considers EBITDA, Adjusted EBITDA and Adjusted Net Income to be useful to investors because such performance measures provide information regarding the profitability of its core operations and facilitate comparison of its operating performance to the operating performance of the Company’s peers. Additionally, the Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. While the Company believes these measures are useful to investors, the definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to similar measures used by other companies. In addition, these definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. During the year ended December 31, 2016, the Company included in Adjusted Net Income and Adjusted EBITDA Impact of interest rate swaps fair value and Professional fees related to interest swaps due to its entry into interest rate swaps during the period.

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands)

	Three Months Ended		Years Ended
	Dec-16	Dec-15	Dec-16	Dec-15
Net (Loss) Income	$5,804	$45,521	$67,306	$129,569

+ Goodwill Impairment	—	—	23,297	—
+ Loss on impairment of vessels held for sale	—	520	—	520
+ Stock-based compensation expense	1,352	635	5,651	12,243
+ Loss on disposal of vessels, net	13,992	557	24,169	805
+ Goodwill write-off for sales of vessles	—	—	2,994	—
+ Closing of Portugal office	—	—	—	507
+ Other financing costs	(1)	4	7	6,044
+ Professional fees related to interest rate swaps	—	—	327	—
+ Commitment Fees	654	1,905	5,201	2,713
+ Impact of interest rate swaps fair value	(698)	—	(698)	—
+ Non-cash G&A expenses, excluding stock-based compensation (1)	(1,025)	(1,428)	(3,414)	1,980
Net (Loss) Income, adjusted	$20,078	$47,714	$124,840	$154,381

Weighted average shares outstanding, basic, in thousands	82,776	82,280	82,705	62,779
Weighted average shares outstanding, diluted, in thousands	82,776	82,778	82,705	63,113

Basic net (loss) income per share, adjusted	$0.24	$0.58	$1.51	$2.46
Diluted net (loss) income per share, adjusted	$0.24	$0.58	$1.51	$2.45

	Three Months Ended		Years Ended
	Dec-16	Dec-15	Dec-16	Dec-15
Net (Loss) Income	$5,804	$45,521	$67,306	$129,569
+ Interest expense, net	18,272	4,849	49,627	15,982
+ Depreciation and amortization	26,569	13,962	87,191	47,572
EBITDA	$50,645	$64,332	$204,124	$193,123

+ Goodwill Impairment	—	—	23,297	—
+ Loss on impairment of vessels held for sale	—	520	—	520
+ Goodwill write-off for sales of vessles	—	—	2,994	—
+ Stock-based compensation expense	1,352	635	5,651	12,243
+ Loss on disposal of vessels, net	13,992	557	24,169	805
+ Closing of Portugal office	—	—	—	507
+ Other financing costs	(1)	4	7	6,044
+ Professional fees related to interest rate swaps	—	—	327	—
+ Impact of interest rate swaps fair value	(698)	—	(698)	—
+ Non-cash G&A expenses, excluding stock-based compensation (1)	(1,025)	(1,428)	(3,414)	1,980
EBITDA, adjusted	$64,265	$64,620	$256,457	$215,222

(1) Non-cash G&A expenses, excluding stock-based compensation expense, include accounts receivable reserves, amortization of lease assets that were recorded in connection with fresh start accounting and amortization of straight line rent expense. The presentation of prior year amounts have been conformed to the current year presentation.

Long-term debt reconciliation table

Please see below for a reconciliation of the following adjusted amounts to long-term debt (dollars in thousands)

	December 31,	December 31,
Reconciliation of total long-term debt	2016	2015
Long-term debt	$1,400,928	$821,687
Current portion of long-term debt	181,023	135,367
Total long-term debt, incl. current portion, excl. discount and deferred financing costs	$1,581,951	$957,054

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days	Three Months Ended		Year Ended
(Dollars in thousands, except Operating Days data)	Dec-16	Dec-15	Dec-16	Dec-15

VLCC
ECO Fleet Net Voyage Revenue (1)	$57,325	$13,274	$163,935	$14,429
ECO Fleet Operating Days (1)	1,532	211	4,067	231
Non-ECO Fleet Net Voyage Revenue (1)	$14,763	$29,105	$79,382	$99,738
Non-ECO Fleet Operating Days (1)	455	524	1,984	2,010
Spot Charter & Navig8 Pool Net Voyage Revenues	$72,088	$42,379	$243,317	$114,167
Spot Charter & Navig8 Pool Operating Days	1,987	735	6,051	2,241
Time Charter Revenue	$—	$6,857	$9,278	$23,929
Time Charter Operating Days	—	183	218	650

SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$21,030	$34,656	$104,516	$127,939
Spot Charter & Navig8 Pool Operating Days	997	940	3,894	3,557
Time Charter Revenue	$—	$—	$—	$4,024
Time Charter Operating Days	—	—	—	212

AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$5,163	$11,832	$25,730	$42,611
Spot Charter & Navig8 Pool Operating Days	368	367	1,427	1,400

PANAMAX
Spot Charter Revenue	$1,300	$4,259	$9,595	$16,209
Spot Operating Days	181	184	1,427	1,400

HANDYMAX
Spot Charter Revenue	$—	$674	$192	$5,747
Spot Operating Days	—	92	42	364

Gener8 Maritime Full Fleet Net Voyage Revenues	Three Months Ended		Year Ended
(Dollars in thousands)	Dec-16	Dec-15	Dec-16	Dec-15

Total Voyage Revenues	$102,361	$102,760	$404,622	$429,933
Total Voyage Expenses	2,780	2,103	12,490	95,306
Total Net Voyage Revenues	$99,581	$100,658	$392,628	$334,626

(1) Includes all spot voyages for the Company’s vessels, including those that were in the Navig8 Pools.

Conference Call Information

A conference call to discuss the results will be held today, March 13, 2017 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-844-802-2435, or for international callers, 1-412-317-5128, and requesting to be joined into the Gener8 Maritime call.  A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-344-7529 or for international callers, 1-412-317-0088. The pass code for the replay is 10102604. The replay will be available until March 20, 2017.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of March 13, 2017, Gener8 Maritime has a fleet of 41 wholly-owned vessels comprised of 25 VLCCs, including one newbuilding, 10 Suezmaxes, four Aframaxes, and two Panamax tankers.  On a fully-delivered basis, Gener8 Maritime’s fleet has a total carrying capacity of approximately 9.7 million deadweight tons (“DWT”) and an average age of less than 5 years on a DWT basis. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts and are based on management’s current beliefs, expectations, estimates and projections about future events, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the significant customers of the Company’s or of the commercial pools in which the Company participates; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, shipyards, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates; (vii) changes in demand for the Company’s services; (viii) a material decline or prolonged weakness in rates in the tanker market; (ix) changes in production of or demand for oil and petroleum products, generally or in particular regions; (x) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (xi) adverse weather and natural disasters, acts of piracy, terrorist attacks and international hostilities and instability; (xii) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xiii) actions taken by regulatory authorities; (xiv) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xv) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xvi) any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery; (xvii) the highly cyclical nature of the oil-shipping industry; (xviii) changes in the typical seasonal variations in tanker charter rates; (xix) changes in the cost of other modes of oil transportation; (xx) changes in oil transportation technology; (xxi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xxii) changes in general political conditions; (xxiii) the adequacy of insurance to cover the Company’s losses, including in connection with maritime accidents or spill events; (xxiv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xxv) changes in the itineraries of the Company’s vessels; (xxvi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxvii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and borrow under its existing financing arrangements; (xxviii) the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future; (xxix) financial market conditions; (xxx) sourcing, completion and funding of financing on acceptable terms; (xxxi) the Company’s ability to generate sufficient cash to service its indebtedness and comply with the covenants and conditions under the Company’s debt obligations; (xxxii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and (xxxiii) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its subsequent reports on Form 10-Q and Form 8-K. Accordingly the reader is cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com